Exhibit 99.1

Oceaneering Announces Third Quarter Earnings

-- Lowers 2015 Annual EPS Guidance Range to $2.60 to $2.66
-- Initiates Fourth Quarter 2015 EPS Guidance of $0.54 to $0.60

October 28, 2015 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported earnings for the quarter ended September 30, 2015. On revenue of $743.6 million, Oceaneering generated net income of $68.5 million, or $0.70 per share. These results included $9.2 million of pretax foreign currency losses, reported in other income and expenses.

Third quarter 2015 results compared to the corresponding period of 2014 and the second quarter of 2015 are shown in the table below.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,

	2015	2014	2015	2015	2014

Revenue	$743,613	$973,089	$810,303	$2,340,688	$2,740,697
Gross Margin	168,313	241,855	167,545	499,307	649,561
Income from Operations	113,464	181,918	107,940	328,054	476,091
Net Income	$68,539	$124,338	$65,468	$203,506	$325,858

Diluted Earnings Per Share (EPS)	$0.70	$1.16	$0.66	$2.06	$3.01

Sequentially, quarterly earnings increased on lower Unallocated Expenses due to reductions in performance-based incentive and deferred compensation expenses. Year over year, quarterly earnings decreased on significantly lower demand and pricing for most of Oceaneering’s oilfield services and products. This was attributable to reductions in oil and gas industry capital and operating expenditures resulting from the steep decline in oil prices.

M. Kevin McEvoy, Chief Executive Officer, stated, “Our EPS for the quarter was within our guidance range, but was not achieved in the manner we initially anticipated. Compared to our earlier expectations, we experienced demand declines for tooling and Installation Workover and Control System services, as customer projects were either postponed or did not materialize. Furthermore, contract renewals for floating rigs on which we provide Remotely Operated Vehicle (ROV) drill support services were weaker than forecast. The unfavorable impacts of these market developments were more than offset by better results from Subsea Projects and lower Unallocated Expenses.

“Subsea Projects exceeded our expectations for the third quarter due to higher U.S. Gulf of Mexico (GOM) vessel utilization, which included completion of certain projects originally scheduled for the fourth quarter. Unallocated Expenses were lower as performance-based compensation expenses were reduced based on our current projections of results relative to the respective plan targets. In addition, during the quarter, we incurred substantial foreign currency losses, which our guidance did not consider.

“Compared to the second quarter, ROV operating income decreased on a 6% decline in average revenue per day on hire and lower global demand to support drilling. Our fleet utilization rate fell to 68% and operating income margin dropped to 26%. During the quarter we put five new vehicles into service and retired four. At the end of September, we had 337 vehicles in our fleet, compared to 332 one year ago.

“Subsea Products operating income was higher despite a decline in revenue, as the second quarter included an inventory write-down of $9.0 million. Products backlog at quarter-end was $736 million, compared to our June 30 backlog of $703 million and $768 million one year ago. Our products book-to-bill ratio for the third quarter was 1.15, year to date it was 1.07, and for the trailing twelve months it was 0.97.

“Sequentially, Subsea Projects operating income decreased largely due to declining demand and pricing for deepwater intervention services in the GOM and offshore Angola, and diving services in the GOM. Asset Integrity income improved due to a change in service mix and actions we took to lower operating costs, primarily a reduction in manning. Advanced Technologies operating income declined due to execution issues on certain theme park projects.

“We generated EBITDA of $168 million during the quarter, $497 million year to date, and for 2015 we anticipate generating at least $640 million. At the end of the quarter, we had $271 million in cash and an undrawn $500 million revolver.

“Our outlook for the fourth quarter of this year is down from what we envisioned at the time of our last quarterly earnings release. We now expect to report fourth quarter EPS in the range of $0.54 to $0.60. We are expecting sequential quarterly operating income declines from ROV, Subsea Projects, and Asset Integrity, a profit improvement from Advanced Technologies, lower Unallocated Expenses, and a similar profit contribution from Subsea Products. Given this outlook and our year-to-date performance, we are reducing our 2015 EPS guidance to a range of $2.60 to $2.66 from $2.70 to $2.90, down 6% at the midpoints.

“Based on the current number of floating rigs working and expectations for further reductions in offshore activities due to continued spending cuts by our customers, we believe our 2016 earnings will be lower than our projection for 2015. We are not, however, prepared to quantify the magnitude of the decline at this time.

“We continue to take actions to reduce our operating expenses and organic capital expenditures, and believe our cash flow and liquidity position us well to manage our business through the current low commodity price environment. Longer term, deepwater is still expected to continue to play a critical role in global oil supply growth required to replace depletion and meet projected demand. Consequently, we intend to continue our strategy to expand our service and product line offerings, as evidenced by our recent investments in survey and satellite-based positioning, data solutions, and subsea asset integrity.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: fourth quarter 2015 EPS guidance range; 2015 EPS guidance range; statements about backlog, to the extent it may be an indicator of future revenue or profitability; anticipated minimum 2015 EBITDA; outlook for the fourth quarter of 2015; anticipated sequential quarterly operating income expectations from each of its business segments, and from Unallocated Expenses; expectation for further reductions in offshore activities due to continued spending cuts by its customers; expected 2016 earnings relative to projected 2015 earnings; belief that its cash flow and liquidity position it to manage its business through the current low commodity price environment; expectation of deepwater’s continued role in global oil supply growth; and intent to continue its strategy to expand its service and product line offerings. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 713-329-4670, investorrelations@oceaneering.com. A live webcast of the company’s earnings conference call, scheduled for Thursday, October 29, 2015 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1241

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Sep 30, 2015	Dec 31, 2014
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $271,155 and $430,714)				$1,510,430	$1,713,550
Net Property and Equipment				1,272,634	1,305,822
Other Assets				637,566	485,568
TOTAL ASSETS				$3,420,630	$3,504,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$623,827	$679,137
Long-term Debt				797,495	743,469
Other Long-term Liabilities				410,392	424,863
Shareholders' Equity				1,588,916	1,657,471
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,420,630	$3,504,940

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2015	Sep 30, 2014	Jun 30, 2015	Sep 30, 2015	Sep 30, 2014
	(in thousands, except per share amounts)

Revenue	$743,613	$973,089	$810,303	$2,340,688	$2,740,697
Cost of services and products	575,300	731,234	642,758	1,841,381	2,091,136
Gross Margin	168,313	241,855	167,545	499,307	649,561
Selling, general and administrative expense	54,849	59,937	59,605	171,253	173,470
Income from Operations	113,464	181,918	107,940	328,054	476,091
Interest income	229	130	51	436	250
Interest expense	(6,396)	(677)	(6,212)	(18,696)	(1,486)
Equity earnings (losses) of unconsolidated affiliates	1,567	9	1	1,313	(19)
Other income (expense), net	(9,099)	(392)	(6,484)	(14,883)	(515)
Income before Income Taxes	99,765	180,988	95,296	296,224	474,321
Provision for income taxes	31,226	56,650	29,828	92,718	148,463
Net Income	$68,539	$124,338	$65,468	$203,506	$325,858

Weighted average diluted shares outstanding	98,185	107,407	98,893	98,991	108,180
Diluted Earnings per Share	$0.70	$1.16	$0.66	$2.06	$3.01

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Nine Months Ended
		Sep 30, 2015	Sep 30, 2014	Jun 30, 2015	Sep 30, 2015	Sep 30, 2014
		($ in thousands)

Remotely Operated Vehicles	Revenue	$198,426	$285,385	$216,426	$634,299	$809,478
	Gross Margin	$60,681	$98,511	$70,132	$202,124	$272,386
	Operating Income	$52,417	$88,350	$61,294	$175,893	$240,915
	Operating Income %	26%	31%	28%	28%	30%
	Days available	31,025	30,103	30,465	91,621	87,013
	Days utilized	21,229	25,247	21,710	65,078	73,626
	Utilization %	68%	84%	71%	71%	85%

Subsea Products	Revenue	$220,039	$336,745	$240,057	$700,825	$924,007
	Gross Margin	$64,078	$105,406	$62,465	$196,310	$280,093
	Operating Income	$46,079	$83,430	$42,286	$138,379	$217,443
	Operating Income %	21%	25%	18%	20%	24%
Backlog at end of period		$736,000	$768,000	$703,000	$736,000	$768,000

Subsea Projects	Revenue	$147,191	$151,560	$172,324	$473,087	$425,949
	Gross Margin	$34,830	$31,749	$36,989	$98,719	$86,280
	Operating Income	$28,841	$27,339	$30,607	$81,724	$73,739
	Operating Income %	20%	18%	18%	17%	17%

Asset Integrity	Revenue	$95,609	$134,734	$95,509	$289,611	$389,122
	Gross Margin	$15,009	$27,687	$11,750	$39,558	$72,760
	Operating Income	$8,549	$19,583	$4,576	$18,150	$49,583
	Operating Income %	9%	15%	5%	6%	13%

Advanced Technologies	Revenue	$82,348	$64,665	$85,987	$242,866	$192,141
	Gross Margin	$6,974	$7,439	$10,945	$27,319	$20,763
	Operating Income	$1,635	$2,863	$6,267	$12,922	$6,016
	Operating Income %	2%	4%	7%	5%	3%

Unallocated Expenses
Gross margin expenses		$(13,259)	$(28,937)	$(24,736)	$(64,723)	$(82,721)
Operating income expenses		$(24,057)	$(39,647)	$(37,090)	$(99,014)	$(111,605)

TOTAL	Revenue	$743,613	$973,089	$810,303	$2,340,688	$2,740,697
	Gross Margin	$168,313	$241,855	$167,545	$499,307	$649,561
	Operating Income	$113,464	$181,918	$107,940	$328,054	$476,091
	Operating Income %	15%	19%	13%	14%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$44,428	$79,788	$275,347	$369,187	$341,276
Depreciation and Amortization		$62,022	$59,621	$63,483	$183,508	$169,029

	RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2015	Sep 30, 2014	Jun 30, 2015	Sep 30, 2015	Sep 30, 2014
	(in thousands)

Net Income	$68,539	$124,338	$65,468	$203,506	$325,858
Depreciation and Amortization	62,022	59,621	63,483	183,508	169,029
Subtotal	130,561	183,959	128,951	387,014	494,887
Interest Expense, net of Interest Income	6,167	547	6,161	18,260	1,236
Amortization included in Interest Expense	(266)	—	(265)	(797)	—
Provision for Income Taxes	31,226	56,650	29,828	92,718	148,463
EBITDA	$167,688	$241,156	$164,675	$497,195	$644,586

	2015 Estimates
	Low	High
	(in thousands)
Net Income	$255,000	$265,000
Depreciation and Amortization	245,000	250,000
Subtotal	500,000	515,000
Interest Expense, net of Interest Income	25,000	25,000
Provision for Income Taxes	115,000	120,000
EBITDA	$640,000	$660,000